Exhibit 99.1

Press Release

MANAGEMENT AND VESTAR CAPITAL PARTNERS TO ACQUIRE

NATIONAL MENTOR HOLDINGS, INC.

BOSTON, Massachusetts, March 22, 2006 – National MENTOR Holdings, Inc. today announced it has entered into a definitive agreement whereby management, partnering with Vestar Capital Partners, will acquire the Company from Madison Dearborn Partners and other stockholders.  The transaction is expected to close in June.

National MENTOR Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based human services for individuals with developmental disabilities and acquired brain injuries, as well as for at-risk youth.  The MENTOR Network’s customized services offer its clients, as well as the state and county governments that pay for these services, an attractive, cost-effective alternative to human services provided in large institutional settings.  The Network provides services to clients in 32 states.

In connection with the closing of the transaction, National MENTOR Holdings, Inc. will refinance its existing Senior Secured Term Loan B and Senior Secured Revolving Credit Facility, and will commence a tender offer and consent solicitation with respect to the 9 5/8% Senior Subordinated Notes, due 2012, of the Company’s wholly-owned subsidiary National MENTOR, Inc.  An offer to purchase and related materials regarding the tender offer and consent solicitation will be furnished to the holders of the Notes at the appropriate time.

More information about The MENTOR Network and its services is available on the Company’s web site at www.thementornetwork.com.

CONTACT: Dwight Robson at 617-790-4293 or Dwight.Robson@TheMENTORNetwork.com

Some of the matters discussed in this press release may constitute forward-looking statements.  These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology.  These statements are only predictions. Actual events or results may differ materially.  While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by us include, but are not limited to, those factors or conditions described under “Risk Factors” and other cautionary statements in our filings with the Securities and Exchange Commission at www.sec.gov.  We are under no duty to update any of the forward-looking statements.  There can be no assurance that statements made in this press release relating to future events will be achieved.

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